EMPLOYMENT AGREEMENT

(HYLA US Holdco Limited, LLC)

This employment agreement is dated June 14, 2021, and is between HYLA US Holdco Limited, LLC, a Delaware limited liability company ("**Employer**"), and NICK MEHDI, an individual resident of the State of Texas ("**Employee**").

This agreement constitutes the entire agreement between the parties respecting the employment terms of the Employee, directly or indirectly through Employer with Employer and it supersedes and replaces any prior oral agreement or written offer letter relating to Employee's employment terms except any previously signed acknowledgement or agreement relating to the Employer's company handbook (if any) or confidentiality agreement (if any) provided that no terms conflict with the terms of this agreement and in that case the conflicting terms of this agreement shall supersede and apply.

The Employer is directly or indirectly presently engaged in the business of manufacturing and wholesaling internationally, the nicotine-free and tobacco-free vapor products, potentially containing other active ingredients, and disposable e-cigarette hardware (the "**Business**").

The Employer desires to retain the services of the Employee, directly as the Chief Executive Officer of Employer, and the Employee desires to assume that position with the Employer.

The parties agree as follows:

1. **Term.** The Employer hereby agrees to employ the Employee commencing on the date of this agreement and continuing unless sooner terminated as provided herein. Employee's employment is at-will and may be terminated at any time as provided herein.

2. **Duties.** The duties of the Employee to the Employer shall be as follows:

2.1 **General Duties.** The Employee shall perform the duties of a chief executive officer of the Employer, their subsidiaries and affiliated entities, and other duties assigned to Employee by the management of the Employer not inconsistent with the provisions hereof. All duties are expected to follow budgets and goals set by Employer. Moreover, the Employee shall provide such other services to entities affiliated with the Employer as are from time to time assigned to Employee by the Employer. The Employee agrees that during the term of Employee's employment, Employee will devote Employee's full time and attention to the performance of Employee's employment duties and shall give Employee's best efforts and skills to the business and interest of the Employer. The Employee shall not, during Employee's employment, be engaged in any other business activity if pursued for gain, profit, or other pecuniary advantage without obtaining the prior written consent of the Employer.

2.2 **Records.** Employee will truthfully and accurately make, maintain, and preserve all records and reports that the Employer may, from time to time, request or require, and will fully account for all money, records, goods, wares and merchandise or other property belonging to the Employer of which he may have custody and will pay over and deliver same promptly whenever and however he may be directed to do so.

2.3 **Rules and Regulations.** Employee will obey all reasonable rules, regulations, and special instructions applicable and will endeavor to improve ability and knowledge of the business of the Employer to increase the value of Employee's services for the mutual benefit of the parties hereto.

2.4 **Knowledge.** Employee will make available to the Employer any and all information of which he has knowledge that is relevant to the Employer, and he will make all suggestions and recommendations which Employee feels will be of benefit to the Employer, and the Employee agrees to refer to the Employer any and all opportunities relevant to the Employer's business to which he might become exposed in carrying out his duties and responsibilities hereunder.

2.5 **Performance Review.** Employee's performance may be reviewed by Employer annually. A compensation adjustment, if any, may be considered at each annual performance review. Performance review will be based on team evaluations, peer reviews, and management's assessment of Employee's performance in relation to the duties of Employee as set forth herein.

3. **Compensation and Benefits.** For and in consideration of the performance by the Employee of the services, terms, conditions, covenants and promises herein recited, the Employer agrees and promise to pay to the Employee at the time and in the manner stated, the following:

Salary. As the principal consideration for the services to be performed by the Employee, the Employee shall receive as gross salary the sum of $167,500 per year ending August 31st, 2022, beginning period of September 1st, 2022 and ending March 31st, 2023 Employee salary will be $200,000 per year, subsequently beginning April 1st, 2023 employee salary will be $220,000 per year for the year ending 2023 (the "**Salary**"). Salary shall be payable on a biweekly installment basis or in the manner and on the timetable in which the Employer's payroll is customarily handled, or at such more frequent intervals as the Employer and the Employee may hereafter agree to from time to time.

3.1 **Bonus.** Employee will be eligible to be paid an annual bonus (the "**Bonus**") as follows:

3.1.1 **Bonus Eligibility.** For Employee to be eligible to be paid a Bonus (i) Employee must be employed with Employer at the time the Bonus is accrued, i.e. a Performance Bonus is accrued after the last day of each fiscal year; and (iii) be approved in writing by the Manager(s) of the Employer, at their complete discretion.

3.1.2 **Performance Bonus.** Subject to eligibility described in Section 3.2.1, Employee will be paid a Bonus amount equal to 4% of EBITDA (a "**Performance Bonus**"). The Performance Bonus shall be determined on an annual basis and be paid, if any, within 90 days at the end of each fiscal year.

3.1.3 **Sale Bonus**. Subject to eligibility described in Section 3.2.1, Employee will be paid a Bonus (a "**Sale Bonus**") as a result of a sale of all or substantially all of the assets of the Employer; any merger, consolidation or acquisition of the Employer with, by or into another corporation, entity or person; or any change in the ownership of more than eighty percent (80%) of the ownership interest of the Employer in one or more related transactions (a "**Change of Control**"). Such bonus shall be made at the sole discretion of the Employer of an amount up to a percentage of the net proceeds to equity-holders of the Employer (the "**Net Proceeds")** as a result of a Change of Control that occurs during Employee's employment as follows: (i) if the Net Proceeds are $50 million or less, 4%; (ii) if the Net Proceeds are more than $50 million up to and including $100 million, 5%; (iii) if the Net Proceeds are more than $100 million up to and including $150 million, 6%; (iv) if the Net Proceeds are more than $150 million

up to and including $200 million, 7%; and (v) if the Net Proceeds are more than $200 million, 8%.

3.2 **Paid Time Off.** The Employer shall provide to the Employee annual paid time off in accordance with the Employer's applicable personnel policy as in effect from time to time.

3.3 **Benefits.** During the term of this agreement, the Employee shall be entitled to participate in employee benefit plans (such as health insurance, retirement plan contribution, and automobile reimbursement), in accordance with Employer's applicable personnel policy as in effect from time to time.

4. **Termination.**

4.1 **Termination At-Will.** At any time during the term of the Employee's employment the Employer may discharge the Employee with or without "cause" without any prior notice.

4.2 **Termination For Cause.** The only occurrences which shall constitute "cause" within the meaning of this paragraph shall be the following:

4.2.1 The conviction of the Employee by a court of competent jurisdiction of a crime involving moral turpitude committed during the term of his employment;

4.2.2 The commission by the Employee of an act of fraud upon, or materially evidencing bad faith, dishonesty, or disloyalty toward the Employer during the term of his employment;

4.2.3 The misappropriation of any funds or property of the Employer by the Employee during the term of his employment;

4.2.4 The gross neglect by the Employee of his duties as assigned to him under the terms of this agreement during the term of his employment;

4.2.5 The knowing engagement in any direct conflict of interest with the Employer by the Employee during the term of his employment;

4.2.6 The Employer's reasonable determination that Employee's continuation in his position may be expected to result in serious harm or damage, or the material risk thereof, to the assets of, or worth of Employer;

4.2.7 The Employer's insolvency or Employer's inability to afford Employee's wage;

4.2.8 The Employer's reasonable determination that Employee is in dereliction of duty, disregard to obligation under employment agreement;

4.2.9 The physical or mental disability of the Employee to such an extent that the Employee is unable to substantially perform his normal and usual duties at the Employer as set forth hereunder for a period of 90 consecutive days; or

4.2.10 The death of the Employee.

4.3 **Termination Without Cause.** If Employee's employment is terminated by Employer without cause from the date of this agreement, then and in that event Employer shall pay Employee a severance payment in the amount equal to six months of Employee's Salary.

5. **Confidentiality and other Covenants.**

5.1 **Confidential Information.** The Employee acknowledges and agrees that, while employed by the Employer, their subsidiaries and affiliated entities, the Employee will be given access to and become acquainted with proprietary, technical, business, sales, marketing, innovation and/or financial information owned by the Employer their subsidiaries and affiliated entities, concerning the Employer's, their subsidiaries and affiliated entities' operations, which information derives independent economic value from not being generally known to the public and/or to competitors of the Employer, their subsidiaries and affiliated entities. Moreover, the Employee acknowledges and agrees that such confidential information has been created or acquired by the Employer, their subsidiaries and affiliated entities through the expenditure of significant resources, and that the Employer, their subsidiaries and affiliated entities have taken substantial precautions against the disclosure and use of such information by those outside of the Employer. The Employee understands that one of the purposes of this agreement is to confirm the ownership of such proprietary information and other related work product learned in connection with the Employee's employment at the Employer, their subsidiaries and affiliated entities', and such confidential information that may also include, without limitation, (a) information data bases used in the Employer's their subsidiaries and affiliated entities' software and business; (b) past, current and prospective customer identities and contact information; (c) past, current and prospective vendor and supplier identities and contact information; (d) pricing information; (e) compensation and other terms of employment; (f) implied and expressed contractual provisions between the Employer, their subsidiaries and affiliated entities and any of their customers or vendors; (g) marketing data; (h) trademarks, trade names and service marks; (i) past, current and prospective customer bases, lists and information; (j) business and marketing plans, procedures and techniques; (k) customer service procedures and techniques; and (l) with the Employer's, their subsidiaries and affiliated entities' other trade secrets and proprietary information, are referenced herein collectively as "**Confidential Information**". Notwithstanding the preceding sentence, Confidential Information does not include information that has become known to the public generally through no fault or breach of the Employee, or that the Employer, their subsidiaries and affiliated entities regularly give to third parties without restriction on disclosure. The Employee agrees that the Confidential Information constitutes the Employer's, their subsidiaries and affiliated entities' trade secrets and confidential proprietary information, and that the sale or unauthorized use or disclosure of any of the Employer's, their subsidiaries and affiliated entities' trade secrets or confidential proprietary information may constitute unfair competition. The Employee will keep the Confidential Information secret whether or not any document or thing containing it is marked "confidential".

5.2 **Non-disclosure of Confidential Information.** Regardless of when learned, the Employee will not disclose any Confidential Information, directly or indirectly, to another person (including any affiliate), or use it in any way during the period of the Employee's employment by the Employer their subsidiaries and affiliated entities except as required in the course of the Employee's duties. After termination of the Employee's employment with the Employer their subsidiaries and affiliated entities the Employee will not disclose Confidential Information to anyone or use it in any way.

5.3 **Non-interference.** The Employee further agrees, that during the period of the Employee's employment by the Employer their subsidiaries and affiliated entities and after the termination thereof, neither the Employee nor anyone within the Employee's influence or control will disrupt, damage, disparage, impair or interfere with the Employer's their subsidiaries and affiliated entities and/or Affiliated Entities' business or its/their reputation, directly or indirectly whether by way of (i) interfering with or soliciting the Employer's and/or their subsidiaries and affiliated entities and/or Affiliated Entities' employees; (ii) disrupting or attempting to disrupt the Employer's their subsidiaries and affiliated entities and/or Affiliated Entities' relationships with the Employer's current, past and/or prospective customers, agents, employees, principals, representatives or vendors; or (iii) any other conduct.

5.4 **Company Property.** The Employee further agrees that all equipment, manuals, analysis and reports, demonstrations products, computer equipment and software, files, books, current, past and potential customer lists, sales figures, plans, correspondence, lists, other written and graphic words, and the like, whether existing in paper, magnetic or other media, affecting or relating to the business of the Employer that the Employee has prepared, used, constructed, observed, possessed or controlled, will be and will remain the Employer's sole property now and forever. Immediately upon the Employer's request or the Employee leaving employment with the Employer, for any reason, the Employee agrees to deliver promptly to the Employer all such property (and all copies and derivatives of such property) relating to the Employer's business, that are or have been in the Employee's possession, or under the Employee's control or under the control of any of the Employee's affiliates.

5.5 **Nondisclosure and Non-solicitation of Customers, Vendors, Referral Source or Suppliers.** During the term of this agreement and for a period of two years thereafter, Employee will continue to protect the Employer's Confidential Information (as defined in Section 5.1), and will not, directly or indirectly, (i) make known to any person, firm, company or corporation, the names or addresses of any current, past or potential customers, vendors, referral sources, or suppliers of the Employer, or any other Confidential Information; and (ii) attempt to call on or otherwise solicit business from any current, past or potential customers, vendors, referral sources, or suppliers of the Employer on whom the Employee has called, or with whom the Employee has become acquainted during the Employee's employment with the Employer, either for himself or for any other person, firm, company or corporation; provided, however, nothing herein will prevent the Employee from using his own skill in any business in which the Employee may be lawfully engaged, after the period of the Employee's employment with the Employer has ended. The Employee acknowledges and agrees, that this agreement is for the purpose of protecting the Employer's Confidential Information, which includes the names and addresses of current, past and potential customers, vendors or suppliers as well as any other information that the Employee knows or has reason to know or suspects that the Employer would like treated as confidential concerning its business. The parties intend that the provisions agreed to in this Section 5.5 will be construed as enforceable to the fullest extent permitted under applicable law.

5.6 **Loyalty.** The Employee agrees that, while the Employee is employed by the Employer, neither the Employee nor any of the Employee's affiliates will directly or indirectly own, manage, operate, join, control or participate in; be an officer, director, partner, creditor or guarantor for; or otherwise serve as an employee, consultant or advisor performing duties similar to those the Employee had, has or will have with the Employer if any of the above may involve any other business or activity directly or indirectly engaged in the healthcare marketing, healthcare staffing, healthcare management and/or healthcare consulting business. However, the Employee and the Employee's affiliates may own securities in any publicly held

corporation, including one that competes with the Employer or its affiliates, if the Employee and the Employee's affiliates do not collectively own of record or beneficially more than one percent (1%) of the outstanding shares of such corporation in the aggregate.

5.7 **Non-Compete.** The Employee agrees that, for a period of two years after the termination of the Employee's employment with Employer, neither the Employee nor any of the Employee's affiliates will directly or indirectly own, manage, operate, join, control or participate in; be an officer, director, partner, creditor or guarantor for; or otherwise serve as an employee, consultant or advisor performing duties similar to those the Employee had, has or will have with the Employer if any of the above may involve any other business or activity directly or indirectly engaged in the Business in the World. However, the Employee and the Employee's affiliates may own securities in any publicly held corporation, including one that competes with the Employer or its affiliates, if the Employee and the Employee's affiliates do not collectively own of record or beneficially more than one percent (1%) of the outstanding shares of such corporation in the aggregate.

5.8 **Prohibition of Solicitation of Employees.** Employee recognizes and acknowledges that Employer has devoted a considerable amount of time, effort, and expense to hiring and training Employer's employees, and that Employee's solicitation of Employer's employees would be highly damaging to Employer's business. Accordingly, during the term of this agreement and for a period of three years after the termination of this agreement, except as otherwise agreed to in writing by Employer, Employee agrees to not directly solicit or otherwise attempt to contact any person who was is then an employee of the Employer, to become an employee of any business in competition with Employer, or in any business of the same or similar nature as that engaged in by Employer.

5.9 **No Other Commitments.** The Employee has no other agreements or commitments that would hinder the performance of the Employee's obligations to the Employer which have not been heretofore successfully resolved, and will not enter into any. Unless authorized to do so, the Employee will not, and has not, disclosed to the Employer, or used in the Employee's employment for the Employer, any confidential information or trade secrets belonging to any former employer or to any other than the Employer.

5.10 **Separate Covenants.** The covenants described in Section 5 will be deemed to consist of a series of separate covenants, one for each line of business carried on by the Employer and in which the business of the Employer is engaged. The Employee expressly agrees that, the character, duration and geographical scope of these covenants are reasonable in light of the circumstances as they exist on the date upon which this agreement has been executed. Furthermore, the parties intend that the provisions agreed to in Section 5 will be construed as enforceable to the fullest extent permitted under applicable law.

5.11 **Future Employment.** The Employee agrees to inform any person or entity that may be considering hiring the Employee, or with whom the Employee may be considering establishing a business relationship, of each provision of this agreement before any such employment or business relationship exists relevant to any restrictions that may exist. In addition, both during and after termination of the Employee's employment with the Employer, the Employer may disclose the substance and supply copies of this agreement to any person, including the Employee's actual and prospective future employers.

5.12 **Court Revision.** Should a determination be made by a tribunal of competent jurisdiction at a later date that any of the terms, duration or geographical scope of any provision

of this agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of both the Employee and the Employer that such provision will be construed by said tribunal in such a manner as to impose only those restrictions on the Employee's conduct that are reasonable in light of the circumstances as they then exist and as are necessary to assure the Employer of the intended benefit of such provision. If, in any adjudicatory proceeding, a tribunal refuses to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure the Employer of the intended benefit of such covenants, it is expressly understood and agreed between the parties that those portions of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding, will for the purpose of such proceeding, be deemed eliminated from this agreement.

5.13 **Employer Manual.** If the Employer presently has or if the Employer hereafter adopt or promulgate a policies and/or procedures handbook or manual, then such handbook or manual, as it may be modified from time to time, is hereinafter referred to as the "**Manual**". If a Manual now exists or is hereafter adopted or promulgated, the Employee agrees to comply with, and be bound by the contents of, the Manual. Notwithstanding the preceding sentence, however, this agreement is intended to supplement, and be in addition to, the Manual, if one now exists or is hereafter adopted or promulgated. This agreement will supersede the Manual, if one now exists or is hereafter adopted or promulgated, to the extent, but only to the extent, that this agreement and the Manual are inconsistent.

5.14 **Injunctive Relief.** The Employee acknowledges and agrees that any breach of this Section 5 will cause the Employer irreparable harm for which money is inadequate compensation. Accordingly, in the event of any such breach, the Employer will be entitled to injunctive and other preliminary and equitable relief to enforce this agreement, without the need for any bond or other security, in addition to and not in lieu of damages and other available remedies. In any action to enforce this agreement, the prevailing party may recover his or its reasonable expenses, including attorneys' fees, incurred in connection with such action from the other party.

6. **General Provisions.**

6.1 **Authority.** The parties to this agreement warrant and represent that they have the power and authority to enter into this agreement in the names, titles and capacities herein stated and on behalf of any entities, persons or firms represented or purported to be represented by such respective party.

6.2 **Waiver.** A waiver by either party of any of the terms and conditions of this agreement in any instances shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof, or of any other term and condition of the agreement.

6.3 **Venue.** The parties agree that all disputes related to this agreement shall be resolved exclusively in the state of Texas in Harris County.

6.4 **Arbitration.** As the exclusive means of resolving through adversarial dispute resolution, any disputes arising out of this agreement, a party may demand that any such dispute be resolved by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and each party hereby consents to and such disputes being so resolved. Judgement on the award rendered in any such arbitration may be entered in any court have jurisdiction.

6.5 **Entire Agreement.** This agreement constitutes the entire agreement between the parties respecting the employment of the Employee and it supersedes and replaces any prior agreement, if any, between the parties concerning the employment of the Employee, and there are no representations, warranties, agreements or commitments between the parties hereto except as set forth herein. This agreement may be amended only by an instrument in writing executed by the undersigned parties.

6.6 **Notice.** Any notice, request, demand or other communication permitted to be given hereunder shall be in writing and shall be deemed to be duly given when personally delivered to said person, if party is an individual, or if an entity, an executive officer of the notified party, as the case may be, or when deposited in the United States mails, by certified or registered mail, return receipt requested, postage prepaid, at the respective addresses of each party as described below. A party may change, by written notice transmitted in the manner prescribed above, the address to which notices are to be sent.

Employer:

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Employee:

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6.7 **Invalidity.** If any provision of this agreement shall, for any reason, be held violative of any applicable law, and so much of said agreement is held to be unenforceable, then the invalidity of such specific provision herein shall not be held to invalidate any other provision herein which shall remain in full force and effect.

6.8 **Assignment.** This agreement is personal to each of the parties hereto, and, except as herein otherwise provided, neither party may assign, transfer in any way or delegate any of the rights or obligations hereunder without first obtaining the written consent of the other party. This agreement and all of the Employer's rights and obligations hereunder may be assigned or transferred by it, in whole but not in part, to and shall be binding upon and inure to the benefit of, any "successor" of the Employer, but such assignment by the Employer shall not relieve them of any obligations hereunder. As used herein, the term "successor" shall mean only any person, firm, corporation or other business entity which at any time by merger, consolidation or otherwise shall have acquired all or substantially all of the stock of the Employer or to which the Employer shall have transferred all or substantially all of its assets. Any such successor shall be deemed to be substituted for all purposes as the Employer hereunder.

6.9 **Copies and Counterparts.** This agreement may be executed in multiple originals or counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same document. If any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation on the party executing the same (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

The parties are signing this agreement on the date stated in the introductory clause.

Employee:

DocuSigned by:

Nick Mehdi

8C9F4D8B3120497...

NICK MEHDI

Employer:

HYLA US Holdco Limited, LLC

Agreed and accepted by the Manager(s) of HYLA US Holdco Limited, LLC as described in the attached consent.